Exhibit 99.3

Affiliated Managers Group, Inc.
Investor Relations:	Alexandra Lynn
(617) 747-3300 ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Names Sean M. Healey Chairman and Chief Executive Officer

BOSTON, October 26, 2010 — Affiliated Managers Group, Inc. (NYSE: AMG) today announced that, effective January 1, 2011, Sean M. Healey, President and Chief Executive Officer, will succeed founder William J. Nutt as Chairman. Mr. Nutt will remain on the Company’s Board of Directors.

On behalf of the Board of Directors, Lead Independent Director Harold J. Meyerman said, “Sean’s leadership and vision as Chief Executive Officer have positioned the Company to achieve extraordinary growth and success over time. Under his leadership, AMG has become a leading global asset management company with a diverse set of outstanding products, particularly in fast-growing areas such as global and emerging markets equities and alternative investments. In addition, we wish to thank Bill Nutt for his contributions to AMG over the years, including serving as the Company’s Chairman since its founding in 1993, and we are pleased that he will remain as an independent member of our Board.”

“Since succeeding me as AMG’s CEO in 2005, Sean has played a critical role in expanding the Company’s reach overseas and prudently managing AMG’s financial standing during a very challenging period in the asset management industry. His anticipation of the fundamental changes now shaping the industry has put AMG in the strong competitive position it holds today. It’s been a pleasure working with Sean and our talented management team over the years to establish AMG’s unique investment approach as a successful and widely recognized business model,” said Mr. Nutt.

Sean Healey commented, “It is an honor to assume this role at AMG.  I have had the privilege of working with an outstanding management team and group of Affiliates these past 15 years. Together we have built AMG into a leading asset management firm with Affiliates located around the globe, collectively offering more than 350 investment products to institutional and retail clients. With our best growth prospects still ahead of us, this is a truly exciting time for AMG. We will continue to leverage our business model into new growth areas to generate additional value for our shareholders. I would also like to extend my personal thanks to Bill for his friendship and service to AMG, and look forward to working closely with him and the rest of the Board in this new role.”

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Mr. Healey, age 49, joined AMG in 1995 when the Company had a single Affiliate and under $1 billion in assets under management. Today, AMG has 27 Affiliates and approximately $300 billion in assets under management. Mr. Healey has served as the Company’s President and Chief Executive Officer since 2005 and has been a member of the Company’s Board of Directors since 2001.

Prior to joining AMG, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. He holds a number of non-profit board positions, including serving as Co-Chairman of the Board of Trustees of the Peabody Essex Museum, and as a member of the Board of Directors of the Boys and Girls Clubs of Boston and the Visiting Committee of the Harvard Law School. In 2006, Mr. Healey received a presidential appointment to serve on the President’s Export Council, the nation’s principal advisory committee on international trade. Mr. Healey received a J.D. from Harvard Law School and was editor of the Harvard Law Review. He received an M.A., with First-Class Honours, from University College, Dublin and graduated Phi Beta Kappa from Harvard College.

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the SEC.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2009.

AMG routinely posts information that may be significant for investors in the Investor Information section of its website, and encourages investors to consult that section regularly.  For additional information, please visit www.amg.com.

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